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                                                                     Exhibit 4.2


                CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS

                                AND LIMITATIONS

                                       OF

                            DENTAL PREFERRED STOCK,

                                $.01 PAR VALUE,

                                       OF

                       DENTAL SERVICES OF AMERICA, INC.,
                             a Delaware Corporation

     Dental Services of America, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     At a meeting of the Corporation's Board of Directors duly held on August 7, 1996, the Board of Directors authorized issuance of a series of 5,000,000 shares of Dental Preferred Stock, $.01 par value, at a price of $.10 per share. The preferences, rights and limitations of the Dental Preferred Stock shall be as follows:

     1.   DIVIDENDS.
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          (a)  The holders of the Dental Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the Corporation legally available therefor, cumulative dividends at the rate of $.01 per share per annum, payable annually prior to November 30 of each year to holders of record as of October 25 of each year (the "Record Date").

          (b) Such dividends shall be cumulative from and after the date of issuance of such shares. No dividends shall be paid or set apart for payment on, nor shall any distribution be made with respect to, the Common Stock of the Corporation or on stock of any other class ranking junior to the Dental Preferred Stock, nor shall any shares of Common Stock or such junior stock be redeemed, retired or otherwise acquired for valuable consideration, unless full cumulative dividends on all Dental Preferred Stock for all past dividend periods shall have been declared and paid.

          (c) Dividends on Dental Preferred Stock may be paid, at the option of the Corporation, in cash and/or in unregistered shares of the Corporation's Common Stock, $.001 par value, such Common Stock to be valued at the average bid price of such Common Stock for the 30 trading days immediately preceding the Record Date.
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          (d)  The holders of Dental Preferred tock shall not be entitled to receive any dividends thereon other than the dividends provided for in this paragraph 1. Any accumulation of dividends on the Dental Preferred Stock shall not bear interest.

     2.   REDEMPTION.
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          (a)  The Corporation, by action of its Board of Directors, may redeem the whole or any part of the Dental Preferred Stock, at any time, at the redemption price of $.11 per share, plus a sum equal to all accumulated and unpaid dividends thereon to the date fixed for redemption.

          (b) Notice of the election of the Corporation to redeem any Dental Preferred Stock shall be given by the Corporation by mailing a copy of such notice, postage prepaid, not less than 30 or more than 90 days prior to the date designated therein as the date for such redemption, to the holders of record of the Dental Preferred Stock to be redeemed, addressed to them at their respective
address appearing on the books of the Corporation.   Following receipt of any
such notice of redemption, each holder of record of the Dental Preferred Stock shall have the option to convert such stock into shares of the Company's Common Stock, in accordance with the provisions of Section 3 hereof.

          (c) In the case of the redemption of less than all of the Dental Preferred Stock at the time outstanding, the Corporation shall redeem the shares to be redeemed pro rata from all holders of record of such shares. On and after the date specified in such notice, each holder of the Dental Preferred Stock called for redemption as aforesaid, upon presentation and surrender at the place designated in such notice of the certificate or certificates for such Dental Preferred Stock held by him, properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank (if required by the Corporation) and bearing all necessary stock transfer tax stamps thereto affixed and cancelled, shall be entitled to receive therefor the redemption price thereof. Subject to the limitations and provisions herein contained, the Board of Directors shall have full power and authority to prescribe the manner in which and the terms and conditions upon which the Dental Preferred Stock shall from time to time be redeemed.

          (d) From and after the date of redemption specified in such notice of redemption (unless default shall be made by the Corporation in providing moneys for the payment of the redemption price), all dividends upon the Dental Preferred Stock so called for redemption shall cease to accrue and, from and after said date (unless default shall be made by the Corporation), all rights of the holders of the Dental Preferred Stock so called for redemption as stockholders of the Corporation, excepting only the right to receive the redemption price of such shares on and after the redemption date without interest thereon, shall cease.

          (e) The Corporation may also from time to time, to the extent now or hereafter permitted by law, purchase Dental Preferred Stock.

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          (f)  All Dental Preferred Stock at any time redeemed or purchased shall be deemed treasury stock and may be reissued by the Corporation.

     3.   CONVERSION.  The holders of shares of Dental Preferred Stock
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shall have the right, at their option, to convert such shares into shares of
Common Stock of the Corporation on the following terms and conditions:

          (a) Shares of Dental Preferred Stock shall be convertible at any time (or, if such shares are called for redemption, at any time up to and including, but not after, the close of business on the fifth full business day prior to the date fixed for such redemption) into fully paid and non-assessable shares of Common Stock of the Corporation as constituted at the time of such conversion. Subject to the provisions of Section 3 (e) hereof, each share of Dental Preferred Stock shall be convertible into one-fiftieth (.02) shares of Common Stock.

          (b) The Corporation shall not issue any fraction of a share of Common Stock upon any conversion, but rather shall round any fraction of a share up to the next full share.

          (c) On presentation and surrender to the Corporation of the Dental Preferred Stock so to be converted, duly endorsed for transfer, the holder of such Dental Preferred Stock, shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares of Common Stock, on the basis aforesaid. The Dental Preferred Stock shall be deemed to have been converted and the person converting the same to have become the holder of record of Common Stock, for the purpose of receiving dividends and for all other purposes whatever as of the date when the certificate or certificates for such Dental Preferred Stock are surrendered to the Corporation as aforesaid.

          (d) The Corporation shall, so long as any of the Dental Preferred Stock is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Dental Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Dental Preferred Stock then outstanding.

          (e) In order to prevent dilution of the right to convert shares of Dental Preferred Stock into shares of the Corporation's Common Stock, the number and kind of shares issuable upon conversion of each share of Dental Preferred Stock is subject to adjustment upon the occurrence of the following events: If, at any time prior to conversion, the Corporation shall (i) issue any stock as a dividend or distribution on its outstanding shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of each share of Dental Preferred Stock immediately prior to the record date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification, shall be adjusted so that upon conversion of each share of Dental Preferred Stock after such date, the holder thereof will receive the number and kind of

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shares which the holder would have owned and been entitled to receive as a result of the dividend, distribution, subdivision, combination or reclassification had such share of Dental Preferred Stock been converted immediately prior to that date.

          (f) The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of Dental Preferred Stock as herein provided. The Corporation shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Dental Preferred Stock surrendered for conversion may stand, and no such conversion or issuance of common stock shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation and its transfer agent, if any, that such tax has been paid. Upon any conversion of Dental Preferred Stock, as herein provided, all rights to future dividends, if any, shall cease, but nothing in this sentence shall be deemed to relieve the Corporation from its obligation to pay all accumulated and unpaid dividends thereon through the date of such conversion.

     4.   VOTING RIGHTS.
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          (a)  Except as herein or by law expressly provided otherwise, each holder of Dental Preferred Stock shall be entitled to receive notice of any meeting of the stockholders, and shall be entitled to one fiftieth (.02) vote for each share of Dental Preferred Stock held on any matter presented for a vote of stockholders.

          (b) In accordance with the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the holders of the outstanding Dental Preferred Stock shall be entitled to vote as a class upon any proposed amendment of the Corporation's certificate of incorporation if such amendment would increase or decrease the number of authorized shares of Dental Preferred Stock, increase or decrease the par value of shares of such series, or alter of change the powers, preferences, or special rights of the shares of such series, so as to adversely affect the holders of such shares.

     5.   PREFERENCE ON LIQUIDATION.  In the event of any voluntary or
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involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Dental Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings, available for distribution to its stockholders, before any amount shall be paid to the holders of the Common Stock or of the stock of any other class ranking junior to the Dental Preferred Stock, the sum of $.01 per share, plus an amount equal to all accumulated and unpaid dividends thereon to the date fixed for payment of such distributive amount. Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this paragraph. No holder of Dental Preferred Stock shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for in this paragraph.

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